EXHIBIT 99.1
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                         Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045


NEWS RELEASE

FOR IMMEDIATE RELEASE                                         September 2, 2003
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FOR MORE INFORMATION
CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President, COO
(847) 615-4096
Website address: www.wintrust.com


     WINTRUST FINANCIAL CORPORATION ANNOUNCES PLANNED COMMON STOCK OFFERING

         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced today plans to offer 1.0 million shares of common stock for sale in an underwritten public offering. The Company expects to grant the underwriters an option to purchase an additional 150,000 shares to cover over-allotments.

         A registration statement relating to these securities has not yet been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Wintrust is a financial holding company headquartered in Lake Forest, Illinois, with total assets of approximately $4.1 billion at June 30, 2003. Wintrust operates seven community banks that provide a full complement of commercial and consumer loan and deposit products and services through 32 banking facilities. Wintrust also provides brokerage and trust and investment services to customers primarily in the Midwest, as well as customers of the banks, and provides services in several specialty-lending niches.

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